Exhibit 3.132

ARTICLES OF ORGANIZATION

OF

MCCALLUM PROPERTIES, LLC

(Submit in duplicate with $105 filing fee)

The undersigned for the purpose of organizing a Missouri limited liability company adopts the following Articles of Organization pursuant to Mo. Rev. Stat. §347.039:

1. The name of the limited liability company is McCallum Properties, LLC.

2. The limited liability company is organized for the following purposes: the transaction of any or all lawful business for which a limited liability company may be organized under the Missouri Limited Liability Company Act or any successor law, as amended.

3. The name and address of the limited liability company’s Registered Agent in Missouri is Mr. M. Mark McCallum at 100 South Brentwood, Clayton, Missouri 63105.

4. The management of the limited liability company is vested in the member(s).

5. The duration of the limited liability company is perpetual.

6. The name and address of the Organizer is Mr. Phillip R. Stanton at 10 South Broadway, Suite 2000, St. Louis, Missouri 63102.

In affirmation thereof, the facts stated above are true:

Phillip R. Stanton, Organizer